Exhibit 10.104

May 24, 2007

SmarTire Systems Inc.
13151 Vanier Place, Suite 150
Richmond, British Columbia
V6V 2J1

Re: May 27 2005 $1.5 million 5% convertible debenture

With respect to the $125,000 monthly payments that, under the terms of the above referenced convertible debenture, were scheduled to commence on September 1, 2005, which such payment commencement date has been previously  extended (i) on October 21, 2005 to January 1, 2006 (ii) on January 3, 2006 to April 1, 2006 (iii) on April 3, 2006 to May 1, 2006, (iv) on May 1, 2006 to August 1, 2006, (v) on July 31, 2006 to November 1, 2006, (vi) on December 15, 2006 to March 31, 2007,(vii) on March 24, 2007 to May 31, 2007, Cornell agrees to provide SmarTire with a further extension to July 31, 2007 to commence such monthly payments.

Yours very truly,

Cornell Capital Partners, LP

/s/ David Gonzalez
David Gonzalez
Managing Partner & General Counsel